SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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/ / Definitive Proxy Statement

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/x/ Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED

(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 13, 2007, Steven G. Mihaylo ("Mr. Mihaylo") issued the following press release:

FOR IMMEDIATE RELEASE:	CONTACT:
Steven G. Mihaylo
Summit Growth Management, LLC
(602) 738-9611
stevemihaylo@yahoo.com

INTER-TEL FOUNDER AND FORMER CHIEF EXECUTIVE

STEVEN G. MIHAYLO URGES COMPANY TO IMPLEMENT

SEVEN POINT PLAN TO MAXIMIZE STOCKHOLDER VALUE

Notifies the Company of Intention to Wage a Proxy Contest at Annual Meeting

TEMPE, AZ – March 13, 2007 –Steven G. Mihaylo, the founder, former Chairman and Chief Executive Officer and largest stockholder of Inter-Tel (Delaware), Incorporated (Nasdaq NM: INTL), in a letter dated March 2, 2007, provided notice to the Company of his intent to present a seven point plan to Inter-Tel's stockholders designed to maximize stockholder value.

Mr. Mihaylo's seven point plan calls for seven resolutions to be voted on by stockholders at Inter-Tel's annual meeting. The plan focuses on three action groups to: (1) Streamline Inter-Tel's Board of Directors by reducing its size from 11 to seven members and disbanding its Special Committee, thereby making the Board more responsive, functional and less costly; (2) Repurchase, through a Dutch Auction self tender offer, between $200 and $250 million of the Company's common stock to boost earnings per share, return cash currently on Inter-Tel's balance sheet to stockholders and improve Inter-Tel's balance sheet performance; and (3) Restructure costs and expenses to further increase earnings per share.

In his March 2nd letter Mr. Mihaylo stated, "I continue to believe that the Board ... has failed to take steps that will maximize value for the Company's stockholders." The letter continued, "While I hoped that following the Special Meeting of Stockholders held in October ... the Board would focus on its responsibility to maximize value for all stockholders, I believe that the Company's current analysis of strategic alternatives has hit a dead-end that will result in stagnancy for the Company, and disappointment for ... its stockholders."

In a separate letter, also dated March 2nd, Mr. Mihaylo provided notice to the Company of his intent to nominate a slate of five directors (including himself) to Inter-Tel's Board of Directors if the size of the Board remains at 11 directors, or three directors if the Board is reduced to seven members.

Commenting on his decision to wage another proxy contest, Mr. Mihaylo stated "I regret having to present my plan to increase stockholder value to the Company's stockholders. I presented my plan in substantially similar form to the Board in a letter dated January 19, 2007. In my opinion, the Board has been reluctant to seriously analyze my proposals, and requires further guidance from stockholders. As the Board is aware, I remain willing to engage in further negotiations to settle this matter if and when the Board puts forth a written plan of action, which provides similar or greater value to Inter-Tel's stockholders."

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Mr. Mihaylo plans to file with the SEC, and mail to Inter-Tel's stockholders, a proxy statement in connection with the nomination of a slate of five directors (including himself) for election at the 2007 Annual Meeting of Stockholders of Inter-Tel (the "2007 Annual Meeting"), and several resolutions to be submitted to the vote of the stockholders at the 2007 Annual Meeting. MR. MIHAYLO STRONGLY ADVISES ALL INTER-TEL STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

Mr. Mihaylo and certain other persons are participants in Mr. Mihaylo's solicitation of proxies from stockholders of Inter-Tel. Information concerning such participants was filed by Mr. Mihaylo with the SEC on March 2, 2007 on Schedule 14A, as such filing may be updated from time to time.

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